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EXHIBIT 11

                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                               THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                             -------------------------------       -------------------------------
                                                1996                1995               1996               1995
                                                ----                ----               ----               ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
COMPUTATION OF PRIMARY EARNINGS
 PER SHARE:
  Weighted average number of
   common shares outstanding.............     45,094,424          44,948,349         45,061,471         44,935,999
  Add common stock equivalents
   for shares issuable under:
    Stock Appreciation Rights Plan(1)....         45,515              48,403             46,363             55,688
    Stock Option Plan(1).................        901,405             938,343            894,131            858,109
                                             -----------         -----------       ------------        -----------
      Weighted average number of
       shares outstanding adjusted
       for common stock equivalents......     46,041,344          45,935,095         46,001,965         45,849,796
                                             ===========         ===========       ============        ===========

  Net income.............................   $     41,370              31,045             79,820             60,355
                                             ===========         ===========       ============        ===========
  Primary earnings per share.............   $        .90                 .68               1.74               1.32
                                             ===========         ===========       ============        ===========

COMPUTATION OF FULLY DILUTED
 EARNINGS PER SHARE:
  Weighted average number of
   common shares outstanding.............     45,094,424          44,948,349         45,070,489         44,935,999
  Add common stock equivalents
   for shares issuable under:
    Stock Appreciation Rights Plan(2)....         45,609              48,570             48,199             71,128
    Stock Option Plan(2).................        930,873             993,754            960,268            997,403
                                             -----------         -----------       ------------        -----------
      Weighted average number of
       shares outstanding adjusted
       for common stock equivalents......     46,070,906          45,990,673         46,078,956         46,004,530
                                             ===========         ===========       ============        ===========

  Net income.............................   $     41,370              31,045             79,820             60,355
                                             ===========         ===========       ============        ===========
  Fully diluted earnings per share.......   $        .90                 .67               1.73               1.31
                                             ===========         ===========       ============        ===========

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(1) Additional shares issuable were derived under the "treasury stock method"
    using average market price during the period.
(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.

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